Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Exceeds Fourth Quarter 2003 Guidance

Posts Record Profits and Revenue for Quarter and Year End

CARLSBAD, Calif.– January 28, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the fourth quarter ended December 31, 2003.  Net revenue increased to $57.5 million for the fourth quarter of 2003, compared to $16.3 million for the fourth quarter of 2002, and $51.0 million for the third quarter of 2003.  This represents a 254 percent increase year over year and a 13 percent increase quarter over quarter.

The company has reported an increase in net revenue for five consecutive quarters and an increase in net income and gross profit for four consecutive quarters.  Net income attributable to common stockholders for the fourth quarter of 2003 was $6.8 million, or $0.14 per diluted share.  Net loss attributable to common stockholders for the fourth quarter of 2002 was $12.4 million, or $0.49 per diluted share, and net income attributable to common stockholders for the third quarter of 2003 was $4.3 million, or $0.11 per diluted share.  Gross profit for the fourth quarter of 2003 was $17.1 million, or 29.8 percent of net revenue.  Gross profit for the fourth quarter of 2002 was negative $2.0 million, and for the third quarter of 2003, gross profit was $12.2 million, or 24.0 percent of net revenue.

For the total year 2003, net revenue increased to $187.4 million, as compared to $46.9 million for the year 2002 — an increase of approximately 300 percent.  Total year 2003 net income applicable to common stockholders was $12.0 million, or $0.31 per diluted share, as compared to a net loss in 2002 of $34.8 million, or $1.39 per diluted share.

“We exceeded both our guidance and analyst consensus for the fourth quarter and the full year,” said Preston Romm, chief financial officer.  “We also achieved record profits and net revenue for both the year and the fourth quarter, with gross margin improving 580 basis points from the immediately preceding quarter.  Due to the improvement in gross margins, we were able to expedite the development of our new SATA and Ultra320 SCSI product programs.  We increased our cash, cash equivalents and short-term investments by $6.3 million for the fourth quarter and annualized revenue per employee of $1,190,000.  Total terabytes shipped during the fourth quarter of 2003 increased 21.7 percent to 4,586 as compared to 3,769 for the third quarter of 2003.

“Shipments to our major OEM customer grew to $48.5 million for the fourth quarter.  However, we were also pleased to see revenue from other sources grow during the quarter to $9.1 million, as compared to $7.1 million for the third quarter of 2003, an increase of 28.2 percent quarter over quarter.  We ended the year by adding several new customers to our growing list of partners, including NEC and NTT Data Systems, and will continue to focus on increasing revenue through strategic partnerships such as these during 2004.”

“The year 2003 has been nothing short of remarkable for Dot Hill, and we are delighted with the progress we have made,” said James Lambert, president and chief executive officer.  “We more than quadrupled our revenue as compared to last year, and posted record profits.  We added $179.5 million of cash, cash equivalents and short-term investments to our balance sheet during 2003, streamlined the company’s operations, outsourced manufacturing, reduced overall headcount and supplied our customers with some of the most reliable products in the industry.  Today, we announced that our key OEM customer extended our agreement with them by two years until May of 2007, and we look forward to working together to bring additional new and exciting products to market.

“We have never been more optimistic about Dot Hill’s future.  We are in discussions with our largest OEM customer regarding the addition of new products to our current agreement.  Over the past year, we have signed up several new systems integrators and we are in discussions with several tier-one and tier-two OEM customers.  We expect these events to increase 2004 net revenue by as much as 40 to 50 percent over that of 2003 net revenue.  However, we currently project revenue figures for the first quarter of 2004 to be relatively flat as compared to the previous quarter.  This is due in part to our customers’ normal seasonality.  Given the improvement in gross profit and the timing of research and development expenses, we anticipate the diluted earnings per share for the first quarter of 2004 to improve slightly over the fourth quarter 2003 figures.”

The fourth quarter financial results conference call is scheduled to take place on Wednesday, January 28, 2004 at 12:00 p.m. ET.  Please join us for a live audio Webcast at http://www.dothill.com in the Investor Relations section.  If you prefer to join via telephone, please dial 888-609-4128 at least five minutes prior to the start of the call. International participants should dial 706-679-3529.  A replay of the Webcast will be available for approximately one week on the Dot Hill Web site following the conference call.  For a telephone replay, dial 800-642-1687. If calling internationally, dial 706-645-9291. Use conference ID number 4959473.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet® II family of storage systems. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo and SANnet are trademarks of Dot Hill Systems Corp.  All other trademarks and names are the property of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Such statements include: statements regarding Dot Hill’s future revenue; statements regarding continued increases in net revenue, net income and gross profits; the availability of future and current products; the addition of new products to current OEM agreements; and the expected duration of and revenue to be derived from current OEM agreements.  Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill, the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill, the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all, unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers, the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited - in thousands, except per share information)

	December 31, 2002	December 31, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$10,082	$138,563
Restricted cash	2,000	0
Short-term investments	0	52,982
Accounts receivable, net of allowance of $751 and $467	6,304	14,558
Inventories	6,959	3,158
Prepaid expenses and other	2,313	1,836
Total current assets	27,658	211,097

Property and equipment, net	4,110	4,791
Other assets	460	2,555

Total assets	$32,228	$218,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,446	$24,533
Accrued compensation	1,754	4,459
Accrued expenses	1,614	2,052
Deferred revenue	1,110	1,028
Income taxes payable	1,020	1,005
Short-term debt	4,552	0
Current portion of restructuring accrual	407	370
Total current liabilities	24,903	33,447

Restructuring accrual, net of current portion	1,179	554
Borrowings under lines of credit	275	247
Other long-term liabilities	86	62

Total liabilities	26,443	34,310

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, 6 and 0 shares issued and outstanding at December 31, 2002 and December 31, 2003, respectively	0	0
Common stock, $0.001 par value, 100,000 shares authorized, 25,172 and 43,307 shares issued and outstanding at December 31, 2002 and December 31, 2003, respectively	25	43
Additional paid-in capital	109,562	275,827
Deferred compensation	(48)	(28)
Accumulated other comprehensive loss	(318)	(263)
Accumulated deficit	(103,436)	(91,446)
Total stockholders’ equity	5,785	184,133

Total liabilities and stockholders’ equity	$32,228	$218,443

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE OPERATIONS

(Unaudited - In thousands, except per share information)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Net Revenue	$16,255	$57,520	$46,936	$187,448
Cost of Goods Sold	18,268	40,384	45,444	142,550

Gross Profit (Loss)	(2,013)	17,136	1,492	44,898

Operating Expenses:
Sales and marketing	4,794	3,820	22,513	14,086
Research and development	2,690	4,258	10,043	11,950
General and administrative	895	2,497	5,150	7,418
Restructuring expenses	1,550	0	1,550	0

Total operating expenses	9,929	10,575	39,256	33,454

Operating Income (Loss)	(11,942)	6,561	(37,764)	11,444

Other Income (Expense):
Interest income	70	460	410	716
Interest expense	(96)	(19)	(248)	(105)
Gain (loss) on foreign currency transactions, net	150	(174)	143	135
Other income (expense), net	41	(21)	39	29
Total other income, net	165	246	344	775
Income (Loss) Before Income Taxes	(11,777)	6,807	(37,420)	12,219

Income Tax Benefit (Expense)	(183)	(40)	3,117	(88)
Net Income (Loss)	$(11,960)	$6,767	$(34,303)	$12,131

Net Income (Loss) Attributable to Common Stockholders:
Net income (loss)	$(11,960)	$6,767	$(34,303)	$12,131
Dividends on preferred stock	(16)	0	(16)	0
Beneficial conversion feature of preferred stock	(440)	0	(440)	(141)

Net income (loss) attributable to common stockholders	$(12,416)	$6,767	$(34,759)	$11,990

Net Income (Loss) Per Share:
Basic	$(0.49)	$0.16	$(1.39)	$0.35
Diluted	$(0.49)	$0.14	$(1.39)	$0.31

Weighted Average Shares Used to Calculate Net Income (Loss) Per Share:
Basic	25,168	43,245	24,953	33,856
Diluted	25,168	47,014	24,953	38,164

Comprehensive Operations:
Net income (loss)	$(11,960)	$6,767	$(34,303)	$12,131
Foreign currency translation adjustments	71	(26)	36	30
Net unrealized gain (loss) on short-term investments	0	85	(150)	25
Comprehensive income (loss)	$(11,889)	$6,826	$(34,417)	$12,186

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